Exhibit 99.1

Cogentix Medical Reports 83% Second Quarter Revenue Growth

 Momentum in Key Markets and Operational Execution Continue to Drive Performance
Fiscal 2016 Guidance Updated to Reflect Improved Operating Efficiencies

MINNEAPOLIS, MN, November 3, 2015 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, today announced results for the fiscal second quarter ended September 30, 2015.

Second Quarter Fiscal 2016 Overview

•	Revenue of $11.8 million increased 83% from $6.5 million reported in the year-ago period (86% on a constant currency basis)
•	Revenue of $11.8 million increased 12% from the pro forma combined revenue of Uroplasty and Vision-Sciences in the same period last year (14% on a constant currency basis)
•	U.S. Urgent® PC revenue increased 24% and U.S. revenue from EndoSheath technology increased 32% from the pro forma revenue in the year ago period
•	Gross margin for the quarter was 66.6%, up from the pro forma combined gross margin of 65.9% in the year ago period
•	Operating costs (excluding amortization and merger related costs) for the quarter of $8.8 million, compared to pro forma non-GAAP operating costs of $9.5 million one year ago
•	Cash operating loss of $0.4 million, excluding all non-cash items and merger related costs, down from $1.7 million in the second quarter of fiscal 2015
•	Company entered into $7.0 million line of credit during the quarter to provide resources for general corporate purposes and to execute growth strategies for the EndoSheath and Urgent PC product lines

“Our team continued to generate meaningful sales growth and cost savings during the quarter” said Rob Kill, President and CEO of Cogentix Medical. “Revenue momentum in our U.S. Urgent PC and EndoSheath technology product lines, up 24% and 32% respectively during the quarter, and continued reductions in our cost base are driving our improved financial performance.  As a result of this performance and our momentum going into the second half of our fiscal year, we are providing updated guidance today to reflect improved operating efficiencies and reduced cash burn. We remain focused on providing value to our physician customers and the patients they treat.”

Second Quarter Financial Results

For the fiscal second quarter of 2016, total revenue of $11.8 million represented an increase of 83% as compared to $6.5 million in the prior year period. The growth is primarily attributable to the merger of Uroplasty and Vision-Sciences that was completed on March 31, 2015.  In accordance with GAAP, the reported financials in the prior year period include only the results of Uroplasty, Inc.  On a pro forma combined basis, revenue increased 12% over the second quarter of last year.  On a constant currency basis, overall pro forma combined revenue growth was 14% in the second quarter.  Global revenue from Urgent PC totaled $5.1 million, up 19% from the year ago period.  Global revenue from EndoSheath technology (inclusive of service and peripherals revenue) totaled $3.6 million, up 10% from the pro forma revenue in the year ago period.  Global Macroplastique revenue totaled $1.9 million, down 2% from the year ago period.

Gross margin in the second quarter was 66.6%, up from the 65.9% gross margin in the year ago period on a pro forma non-GAAP basis.  Operating expenses in the quarter, excluding $0.6 million of intangible amortization and $0.4 million of merger related costs, totaled $8.8 million.  This represents a decrease of $0.6 million from the comparable pro forma non-GAAP operating expense in the year ago period.  On a year to date basis, operating expenses totaled $18.4 million (exclusive of $1.3 million of intangible amortization and $0.9 million of merger related costs), a decrease of $1.8 million from the comparable pro forma non-GAAP operating expense of $20.2 million in the six months ended September 20, 2014.

Cash operating loss was $0.4 million for the second quarter of fiscal 2016, excluding all non-cash items and merger related costs of $0.4 million.  This is a significant improvement from the cash operating loss of $1.7 million in the first quarter of this fiscal year and the pro forma combined cash operating loss of $1.7 million in the year ago period. The GAAP loss per share was $0.09 in the second quarter of fiscal 2016, compared to a reported loss per share of $0.07 in the year ago period.  The company’s cash balance totaled $2.9 million as of September 30, 2015, a decrease of $3.1 during the second quarter, primarily attributable to payment of certain merger-related accounts payables. In September, the company entered into a $7.0 million line of credit, based on eligible receivables and inventory.  There were no borrowings under the line of credit as of September 30, 2015.

Outlook

The Company today updated its guidance provided on August 10, 2015:

▪	Total revenue guidance remains in the range of $49.0 million to $51.0 million in fiscal 2016
▪	Cost synergies of approximately $4.0 million in fiscal 2016 as compared to fiscal 2015 combined pro forma operating expenses, exclusive of non-cash purchase price accounting adjustments such as amortization of identifiable intangibles, an increase from the initial guidance of $3.0 million
▪	Cash operating loss, excluding merger-related costs, in the range of $1.0 million to $2.0 million in fiscal 2016, an improvement from the initial guidance of cash operating loss in the range of $2.0 million to $3.0 million
▪	Cash flow breakeven from operations for the second half of fiscal 2016 and cash flow positive from operations for the fiscal year ending March 31, 2017

Conference Call

Cogentix Medical will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). Rob Kill, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the event. Individuals wishing to participate in the conference call should dial 866-410-4406 with the conference ID number 63904451. To access a live webcast of the call, go to the investor relations section of Cogentix Medical’s website at ir.cogentixmedical.com.

An audio replay will be available for 30 days following the call at 855-859-2056 with the conference ID number 63904451. An archived webcast will also be available at ir.cogentixmedical.com.

About Cogentix Medical
Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB).  OAB is a chronic condition that affects approximately 42 million U.S. adults.  The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency.  For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:
Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Doug Sherk/Brian Moore (Investors)
415-652-9100/310-579-6199

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements.  These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning.  Forward-looking statements in this press release include, but are not limited to, statements about the benefits of the merger; expected revenue growth rates; the anticipated timing of cash flow breakeven from operations and cash flow positive from operations; and our plans, objectives, expectations and intentions with respect to future operations, products and services.  Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement.  Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of our control; the failure to realize synergies and cost-savings from the merger transaction or delay in realization thereof; the businesses of Uroplasty and Vision-Sciences may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on our business relationships with third parties; transaction and merger-related costs; actual or contingent liabilities; the adequacy of our capital resources; and the risks identified under the heading “Risk Factors” in the annual report on Form 10-K, for the fiscal year ended March 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on June 25, 2015, as well as our subsequent quarterly reports on Form 10-Q and other information filed by us with the SEC.  We caution investors not to place considerable reliance on the forward-looking statements contained in this presentation.  You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.  Our businesses are subject to substantial risks and uncertainties, including those referenced above.  Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014

Net sales	$11,834,187	$6,454,630	$22,984,399	$12,839,259
Cost of goods sold	3,953,940	753,225	7,606,845	1,544,536

Gross profit	7,880,247	5,701,405	15,377,554	11,294,723

Operating expenses
General and administrative	1,935,286	1,288,297	3,828,559	2,865,665
Research and development	1,035,253	651,035	2,097,712	1,560,479
Selling and marketing	5,845,798	4,818,704	12,496,942	10,091,325
Merger related costs	437,252	-	905,699	-
Amortization of intangibles	634,191	8,226	1,268,382	16,552
	9,887,780	6,766,262	20,597,294	14,534,021

Operating loss	(2,007,533)	(1,064,857)	(5,219,740)	(3,239,298)

Other income (expense)
Interest income	964	1,833	2,546	4,845
Interest expense	(353,387)	-	(696,942)	-
Foreign currency exchange gain (loss)	1,847	(2,190)	4,846	(1,279)
	(350,576)	(357)	(689,550)	3,566

Loss before income taxes	(2,358,109)	(1,065,214)	(5,909,290)	(3,235,732)

Income tax expense	10,532	15,032	28,110	34,847

Net loss	$(2,368,641)	$(1,080,246)	$(5,937,400)	$(3,270,579)

Basic and diluted net loss per common share	$(0.09)	$(0.07)	$(0.23)	$(0.21)

Weighted average common shares outstanding:
Basic and diluted	25,410,646	15,707,835	25,377,047	15,763,286

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2015	March 31, 2015

Assets
Current assets:
Cash and cash equivalents	$2,928,694	$9,261,903
Accounts receivable, net	6,497,912	7,306,653
Inventories	4,963,630	4,825,984
Other	1,636,371	749,466
Total current assets	16,026,607	22,144,006

Property, plant, and equipment, net	2,605,934	1,813,343
Goodwill	18,749,888	18,749,888
Other intangible assets, net	12,480,200	13,748,582
Deferred tax assets and other	309,211	296,860
Total assets	$50,171,840	$56,752,679
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,318,159	$3,967,975
Interest payable	676,165	523,743
Income tax payable	31,628	25,998
Accrued liabilities:
Compensation	2,806,252	3,285,952
Other	1,052,179	2,450,058

Total current liabilities	7,884,383	10,253,726

Convertible debt – related party, net	23,064,570	22,529,497
Accrued pension liability	998,829	955,780
Other	758,531	265,766

Total liabilities	32,706,313	34,004,769

Total shareholders’ equity	17,465,527	22,747,910

Total liabilities and shareholders’ equity	$50,171,840	$56,752,679

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(5,937,400)	$(3,270,579)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,704,914	139,252
Loss on disposal of equipment	4,859	834
Amortization of premium on marketable securities	-	311
Share-based compensation expense	640,049	660,891
Amortization of discount on related party debt	535,073	-
Long term incentive plan	(105,770)	-
Tax expense (benefit)	(5,382)	1973
Deferred rent	616,375	23,150
Proceeds from restricted stock exchanged for taxes	(20,008)
Changes in operating assets and liabilities:
Accounts receivable, net	53,299	155,498
Inventories	(134,743)	(10,822)
Other current assets	(104,039)	(18,093)
Accounts payable	(647,275)	(230,103)
Interest payable	152,422
Accrued compensation	(482,808)	113,132
Accrued liabilities, other	(1,467,230)	(5,669)
Accrued pension liability	9,190	(35,524)
Deferred revenue	47,707	-
Net cash used in operating activities	(5,140,767)	(2,475,749)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale instruments	-	3,450,000
Purchases of property, plant and equipment	(1,216,962)	(128,041)
Proceeds from sale of property, plant and equipment	(120)	1,552
Net cash used in (provided by) investing activities	(1,217,082)	3,323,511

Cash flows from financing activities:
Proceeds from exercise of stock options	-	67,850
Net cash provided by financing activities	-	67,850

Effect of exchange rates on cash and cash equivalents	24,639	(57,053)

Net (decrease) increase in cash and cash equivalents	(6,333,210)	858,559

Cash and cash equivalents at beginning of period	9,261,904	8,681,609

Cash and cash equivalents at end of period	$2,928,694	$9,540,168

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	$16,672	$42,715
Cash paid during the period for interest	$7,975	-

Non-GAAP Financial Measures:

The tables set forth below titled “Pro forma Combined Revenue (Unaudited)” provides the non-GAAP, pro forma combined revenue as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This non-GAAP, pro forma information does not take into account any purchase price adjustments.  The row labeled “Former UPI Revenue” within such tables reflects the GAAP revenue of the Company for the quarter and six months ended September 30, 2014.

The tables set forth below entitled “Pro forma Combined Statements of Operations (Unaudited)” provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  Such tables reconcile the Company’s net loss calculated in accordance with GAAP to non-GAAP financial measures that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as merger-related costs.

The non-GAAP, pro forma combined financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial information described above to the most directly comparable GAAP financial measures.

We use this non-GAAP financial information, and in particular non-GAAP net loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
SECOND QUARTER ENDED September 30,

(dollars in thousands)
Market/Product	2015	2014	$ Change	% Change
Urology	$2,889	$2,209	$680	30.8%
Airway Management	760	1,058	(298)	(28.2%)
Industrial	939	843	96	(11.4%)
Former VSCI Revenue	4,588	4,110	478	11.6%

UPC	5,067	4,252	815	19.2%
MPQ	1,882	1,924	(42)	(2.2%)
Other	297	279	18	6.5%
Former UPI Revenue	7,246	6,455	791	12.3%

Combined Revenue	$11,834	$10,565	$1,269	12.0%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
(NON-GAAP)
SECOND QUARTER ENDED September 30,

(dollars in thousands)	2015	2014	$ Change	% Change
Revenue	$11,834	$10,565	$1,269	12.0%
Gross profit	7,880	6,959	921	13.2%
	66.6%	65.9%

Operating costs	8,816	9,457	(641)	(6.8%)
Amortization of intangibles	634	8	626	n/	m
Merger-related costs	437	-	437	n/	m
Operating loss	(2,007)	(2,506)	499	(19.9%)

Non cash operating costs	1,187	792	395	49.9%
Merger-related costs	437	-	437	n/	m
Cash net loss, excluding merger-related costs	$(383)	$(1,714)	$1,331	(77.7%)

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
SIX MONTHS ENDED September 30,

(dollars in thousands)
Market/Product	2015	2014	$ Change	% Change
Urology	$5,566	$4,263	$1,303	30.6%
Airway Management	1,833	2,064	(231)	(11.2%)
Industrial	1,431	1,535	(104)	(6.8%)
Former VSCI Revenue	8,830	7,862	968	12.3%

UPC	9,751	8,312	1,439	17.3%
MPQ	3,823	4,004	(181)	(4.5%)
Other	580	523	57	10.9%
Former UPI Revenue	14,154	12,839	1,315	10.2%

Combined Revenue	$22,984	$20,701	$2,283	11.0%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
(NON-GAAP)
SIX MONTHS ENDED September 30,

(dollars in thousands)	2015	2014	$ Change	% Change
Revenue	$22,984	$20,701	$2,283	11.0%
Gross profit	15,378	13,701	1,677	12.2%
	66.9%	66.2%

Operating costs	18,423	20,243	(1,820)	(9.0%)
Amortization of intangibles	1,268	17	1,251	n/	m
Merger-related costs	906	-	906	n/	m
Operating loss	(5,219)	(6,559)	1,340	(20.4%)

Non cash operating costs	2,239	1,534	705	46.0%
Merger-related costs	906	-	906	n/	m
Cash net loss, excluding merger-related costs	$(2,074)	$(5,025)	$2,951	(58.7%)